    As filed with the Securities and Exchange Commission on March 10, 2000
                                                     Registration No. 333-79847

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                        STAR MULTI CARE SERVICES, INC.
                        ------------------------------
            (Exact name of registrant as specified in its charter)

            New York                                      11-1975534
------------------------------                         ------------------
(State or other jurisdiction of                         (I.R.S. Employer
Incorporation or organization)                         Identification No.)


                         33 Walt Whitman Road, Suite 302

                          Huntington Station, NY 11746

                                 (516) 423-6689

        -----------------------------------------------------------------
             (Address, including zip code, and telephone number, Including area code, of registrant's principal executive offices)


                                Stephen Sternbach

                         Star Multi Care Services, Inc.

                              33 Walt Whitman Road

                                    Suite 302

                          Huntington Station, NY 11746

                                 (516) 423-6689

          ---------------------------------------------------------
          (Name, address, including zip code, and telephone number, Including area code, of agent for service)

                                    Copy to:

                           Lawrence A. Muenz, Esq.
                              Muenz & Meritz, P.C.

                               Three Hughes Place

                               Dix Hills, NY 11746

                                 (212) 704-6000

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this  Form  is a  post-effective  amendment  filed  pursuant  to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                   ----------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed        Proposed
                                                  Maximum         Maximum         Amount of
     Title of Each Class        Amount to be     Offering        Aggregate      Registration
of Securities to be Registered   Registered        Price          Offering          Fee
                                                 per Share         Price


Common Stock, $.001 par value
per share ...................   398,268 (2)     $2.0625 (6)     $821,428.00       $228.00 (8)

Common Stock, $.001 par value
per share ...................    16,667 (3)     $ 5.175 (6)      $86,250.00        $24.00 (8)

Common Stock, $.001 par value
per share ...................     5,487 (4)     $2.0625 (6)         $11,317         $3.00 (8)

Common Stock, $.001 par value
per share ...................     9,200 (5)     $  6.50 (6)         $59,800        $15.00 (8)

Total Registration Fee ......                                                        $270.00


(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Includes 398,268 shares of common stock issuable upon conversion of 575 shares of series A 8% preferred stock. The number of shares of common stock indicated to be issuable in connection with such transaction and offered for resale hereby was included in our initial filing of this registration statement on June 2, 1999 and at that time was an estimate and was, based on a registration rights agreement among us and one of the selling stockholders, the number of shares that would be issuable upon conversion of 398,268 shares of series A 8% preferred stock at a price of $2.0625 per share. This presentation was not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock into which the series A preferred stock would be converted.

(3) Pursuant to a registration rights agreement among us and the selling stockholders, the number of shares represents the number of shares which would be issuable upon exercise of warrants to purchase 16,667 shares of common stock at 115% of the closing bid price on April 30, 1999 ($3.750), after giving effect to a one-for three reverse stock split. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the warrants. See "Risk Factors -- Dilution"; and "Description of Securities."

(4) Common stock shares issued in lieu of the quarterly cash dividend payable to the holder of the 575 shares of Series A 8% Convertible Preferred Stock for the quarters ended June 30, 1999 and September 30, 1999.

(5) Common stock shares issued in lieu of the quarterly cash dividend payable to the holder of the 575 shares of Series A 8% Convertible Preferred Stock for the quarter ended December 31, 1999.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act");

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(8)  Paid with the original filing of the registration statement.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MARCH 2, 2000

PROSPECTUS

                         STAR MULTI CARE SERVICES, INC.

                         429,622 shares of common stock

   The stockholders of Star Multi Care Services, Inc. listed on page 9 of this prospectus are offering for sale 429,622 shares of common stock of Star Multi Care under this prospectus.

   The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."

                     ----------------------------------------
                      NASDAQ SmallCap Market Symbol: "SMCS"
                     ----------------------------------------

   On March 9, 2000, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $6.50.

   This investment involves a high degree of risk. You should carefully consider the factors described under the caption "risk factors" beginning on page 2 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus is                         2000
                                           ----------------------,

                                  RISK FACTORS

      Before you buy shares of our common stock, you should be aware that there are various risks associated with that purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us," before you decide to purchase shares of our common stock.

                ----------------------------------------------------

                  Risks Associated with the Industry in Which We
                                     Operate

                ----------------------------------------------------

A decline in the value of our receivables will reduce the amount we can borrow under a secured loan to finance operations, resulting in a potential cash flow shortage.

      We are dependent upon a lending arrangement with Daiwa Securities to finance our operations because many of our third party payers do not pay our receivables in a timely manner. We use a loan from Daiwa, secured by all of our assets, to finance our operating expenses while we await payment of our receivables. The amount of the loan is based upon a percentage of eligible receivables. If the value of the eligible receivables declines, we may not be able to borrow enough money under the terms of the loan to cover our operating expenses.

If we violate the covenants of our lending arrangement with Daiwa, Daiwa may opt to foreclose on our assets.

      If we violate the covenants of our lending arrangement with Daiwa, Daiwa may not grant us a waiver. If we are not granted a waiver and we are unable to correct the violation, Daiwa may foreclose on our assets. If Daiwa forecloses on our assets, the company will be unable to service its clients, fulfill its contracts, or successfully compete against its competitors and shareholder would experience a sharp decline in the value of their shares.

We may have to lower prices or spend more money to effectively compete against companies with greater resources than us which could result in lower revenues and/or profits.

      Our success in the marketplace depends on many factors, including quality of care and price structure. Given these factors we cannot assure you that we will be able to compete successfully with larger competitors with greater resources. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors we would not be able to generate sufficient revenues to grow the company.

      In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, marketing and overhead expenses, hiring and retaining personnel. These higher expenses would hurt our net income and profits.

If our customers implement alternative payment structures, we may experience a decline in revenue.

      We are reimbursed for our services primarily by the Medicaid programs, insurance companies, managed care companies and other third-party payers, such as managed care companies. Generally, managed care companies have sought to contain costs by reducing payments to providers. Continued cost reduction efforts by managed care companies could adversely affect our results of operations and future profitability. The implementation of alternative payment methodologies by any of these payers could have an adverse impact on revenues and profit margins.

      The Company has four types of customers, which form the base of its referral source. The customer base includes state funded public assistance programs (Medicaid), other third party payers (subcontracts), insurance companies and private pay customers. Reductions or loss of customers that would result in lost revenue could occur through:

o     The loss of contract and/or subcontract relationships.
o     Loss  of   approval   or  lack  of  renewal  by  state   and/or   county
      administrative agencies.
o     Loss of or reduction in referral sources for new cases.
o     New regulatory compliance parameters that we cannot meet.

We may acquire companies in the future and these acquisitions could result in the dilution of our shareholders and a disruption of our business.

      We may attempt to grow Star in the future through a merger, acquisition, joint venture or other structure. We may not be able to identify, acquire, profitably manage or successfully integrate any acquired business without substantial expense, delay, or other operational or financial problems. Entering into an acquisition involves many risks, any of which could materially harm our business, including:

o     diversion of management's attention from other business concerns;
o     failure to assimilate the acquired company with our pre-existing business;
o potential loss of key employees from either our pre-existing business or the acquired business;
o dilution of our existing shareholders as a result of issuing common stock or other securities; and
o     assumption of liabilities of the acquired company.

      We have no current agreements and are not involved in any negotiations with respect to any acquisitions.

If we are unable to expand our business, we may not be able to successfully compete against our competitors.

      Our industry is characterized by increased consolidation of companies. If we are unable to expand our business, we may not be able to compete successfully against our larger competitors. Expansion of our operations will depend on the following:

o     obtaining new contracts and referrals;

o     servicing additional patients;
o     retaining skilled management and personnel;
o     successfully managing growth; and,
o     the availability of adequate financing.

      There can be no assurance that Star will be able to successfully expand its business.

If the states in which we operate impose more restrictive regulatory requirements, or we fail to comply with state licensing standards for participation in the Medicare and Medicaid programs, our ability to generate revenues could be adversely affected.

      The imposition of more restrictive regulatory requirements or the denial or revocation of any license, certification, Medicaid or Medicare approval, or permit necessary for operation in a particular market could have a material adverse effect on our operations. Our business is subject to substantial and frequently changing regulations by federal, state, and local authorities, which require significant compliance responsibilities by Star. Each state in which we operate maintains its own form of licensing standards and may maintain Certificate of Need ("CON") or other Medicare requirements specific to the state which are above the minimum standard requirements established by the federal government for participation in the Medicaid and Medicare programs.. In addition, any future expansion into new markets would require us to comply with all licensing, and/or CON requirements and other regulations pertinent to that jurisdiction. If we are denied participation in the Medicare and Medicaid programs, we will lose a significant source of revenues.

      Star maintains all applicable licenses for provision of home care and facility staffing services in the states of New York, New Jersey, Pennsylvania, Ohio, and Florida. In addition, we maintain Medicare Certification in certain offices and counties in the states of Ohio, Pennsylvania, and Florida, with Florida maintaining CON requirements. As a provider of services under the Medicare as well as some state Medicaid programs we are required by the U.S. Health Care Financing Administration and/or state health departments to prepare cost reports reflecting annual expenditures and development of capital expenditure plans. The regulatory agencies of the states in which Star operates require compliance with certain regulations and standards with respect to health care personnel records, client records, nursing and administrative supervision, incident and complaint monitoring and follow-up, and the establishment of professional advisory boards. Additionally, both federal and state Anti-kickback regulations exist which must be complied with.



Audits by Federal and State regulatory agencies may result in retroactive adjustments to payments received from Medicare and Medicaid, and may have a material effect on our profitability.

            Due to our participation in the Medicare and Medicaid programs we are subject to survey and audit of operational, clinical and financial records with respect to proper applications of general regulations governing operation, cost reporting criteria, and other payment formulas. These audits can result in retroactive adjustments for payments received from these programs resulting in either amounts due to governmental agencies from Star or amounts due to Star as adjustments from the governmental agency. Any assessments made against Star for retroactive adjustment for previous payments received, could require us to establish a reserve for this potential liability, adversely affecting profitability in the period in which the reserve is made.

      Effective in January 1998, Star was required to comply with a new payment formula or reimbursement under the Medicare program. This payment formula, termed the Interim Payment System ("IPS"), for Medicare was developed by the U.S. Health Care Financing Administration (HCFA) to serve as a middle step, as the government moved from a cost based reimbursement system to a episodic disease based Prospective Payment System (PPS). In addition, to the imposition of IPS, which set per patient limits on Medicare home care reimbursements, HCFA also revised regional cost limits which combined with IPS had a material effect in reducing revenue and reimbursement for Star's Florida based certified home health agency from approximately $8.4 million in revenue during the fiscal year ended May 31, 1998, to approximately $5.4 million in corresponding reimbursement and revenue for fiscal year ended May 31, 1999. The Company has restructured its Florida Medicare operation to function under both the IPS and the revised cost limits. However, congressional debate over the appropriateness and fairness of retroactive establishment and imposition of regulations associated with IPS and the changes in the cost limits could bring further modification and or adjustments that may have a material adverse effect on Star's operations.

      In February 1998, Star was advised by its Regulatory Counsel that jurisdiction with respect to a previously disclosed audit (the "1997 Audit") of Star Multi Care Services of Florida, Inc. d/b/a American Health Care Services, Star's Medicare agency, by the Office of Audit Services of the Office of Inspector General of the United States Department of Health and Human Services, which had previously been forwarded to the Civil Division of the United States Attorney for the Southern District of Florida (the "US Attorney") by the Medicare intermediary assigned to administer Medicare payments in Florida, has been relinquished by the US Attorney to the Medicare intermediary for recovery of an administrative overpayment.

Star was informed that the Medicare intermediary had assessed an administrative overpayment against Star in the amount of $1,248,747 based on the 1997 Audit. We have appealed the administrative overpayment determination by pursuing administrative and judicial remedies. Such appeal could result in elimination or reduction of the overpayment amount. Star's Regulatory Counsel has also advised that Star has claims against third-parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of Star in connection with such administrative overpayment. Star had established a reserve, in the period ended February 28, 1998, for $1.25 million, in connection with the administrative overpayment. In preparation of its administrative appeal, Star's Regulatory Counsel has retained an expert to review the government's statistical methods used in assessing the overpayment against Star. The expert has advised Star's Regulatory Counsel that the statistical sampling procedures used by the government indicate significant errors and based upon these findings and in consultation with Regulatory Counsel, the management of Star has reversed the reserve of $1.25 million as of May 31, 1999. On February 29, 2000, Star announced that based upon the Company's appeal, the Administrative Law Judge has overturned the Medicare intermediary's assessment of an overpayment of $1,248,747 to Star's Medicare agency, and that it is not liable for any portion of this assessment. The reversal of this overpayment assessment was for the fiscal 1993 period. The Departmental Appeals Board can decide to review the Administrative Law Judges's decision on its own motion within sixty days of February 23, 2000. Regulatory counsel has advised the Company, however, that this would be highly unlikely. Although the Company had previously fully reserved for this overpayment liability, in consultation with Regulatory Counsel, the management of the Company had reversed the reserve of $1.25 million as of May 31, 1999.

      On July 16, 1998, Star was advised that an audit of Star Multi Care Services of Florida, Inc. (d/b/a American Health Care Services) ("American"), Star's Medicare agency, was commenced by the Office of Audit Services, Office of Inspector General of the United States Department of Health and Human Services. This audit was conducted in conjunction with the United States Attorney's Office for the Southern District of Florida and involved a review of claims for home health services submitted by American Health Care Services during 1995 and 1996. A similar audit commenced during May of 1997 for its submitted claims during 1993. Star has been advised by Broad and Cassel ("Regulatory Counsel") that they have been in contact with the Office of Inspector General and the Assistant United States Attorney assigned to this matter, and there is no way to determine at this time the extent of American's liability. Regulatory Counsel has advised American that it may litigate or appeal any determination of liability and pursue claims against third parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of American. Management anticipates that this matter should be satisfactorily resolved. This is grounded upon the advice of Regulatory Counsel to Star as to the (1) the resolution of similar types of audits or claims based upon their experience in the health care industry, handling appeals of these determinations and dealing with similar matters before the Office of Inspector General and the Department of Justice, even though there has not been a final determination of liability, and there can be no assurance as to the ultimate liability; and (2) the fact that American will have the right, whether or not this audit or claim is resolved in whole or in part in American's favor, to appeal or litigate any liability, determination and pursue a claim against third-party independent contractors and other parties that may have rendered services to American, even though there is no assurance that any such claims would ultimately be collectible.

      In August 1995, the Office of Deputy Attorney General for Medicaid Fraud Control initiated a personnel, clinical and billing investigation for the years 1992 through 1995. On December 3, 1997, Star was advised by its counsel that the investigation, which was previously reported as pending, may be expanded through 1997 and that Star was a target of a criminal investigation. In response to this, Star conducted its own internal investigation and revised its systems and has voluntarily disclosed the results of its internal investigation to the Office of Deputy Attorney General for Medicaid Fraud Control. Star had established a reserve of $1,000,000 in connection with this matter. The amount accrued had been based upon information learned to date.

      Star discovered errors in certain cost reports that we had previously submitted to the New York State Department of Social Services during the years 1993-1995, the basis of which served to determine the Medicaid reimbursement rates in respect of Star for the years 1994-1996. Amended cost reports containing the correct data were submitted to the New York State Department of Health (the "DOH") in February 1998, which were expected to result in the DOH's retroactive recalculation of Star's Medicaid reimbursement rate and imposition of a substantial overpayment assessment against Star. Star established a reserve, in the period ended February 28, 1998, for $660,000, in connection with this overpayment assessment.

      On May 10, 1999 Star entered into a Settlement Agreement with the State of New York whereby the State of New York will discharge and forever release Star, including its officers, directors and employees, for any further liability regarding Star's submission of claims for or receipt of Medicaid payments for home health care services for the audited period of 1992 through 1996, as discussed above. Star had previously accrued $1.66 million for this claim, but subsequently settled this claim for $532,823 less than the initial accrual. The Attorney General stated in his press release that Star has fully cooperated with the State's investigation and immediately remedied the problems the Attorney General's office pointed out by improving its personnel training procedures and submitting revised cost reports.

      The terms of this Settlement Agreement provided for:
(a) No admission by Star of any criminal or civil liability, guilt, wrongdoing or unacceptable practice, nor a determination of guilt of any violation of any Federal, State or Local statute, rule or regulation.

(b) Star agreed to pay to New York State the total sum of $1,167,177, with an initial payment of $200,000. The balance shall be payable over four years at 9% interest.

      As part of Star's restructuring program, Star relocated the offices of its Medicare agency and Star's Florida operation center to smaller and less costly facilities in Miramar, Florida from Miami Lakes, Florida. Unfortunately, Star was unable to find sub-tenants for the vacated office space in Miami Lakes. Therefore, the landlord of the Miami Lakes offices obtained a judgment against Star's wholly owned subsidiary, Star Multi Care Services of Florida, Inc. for the sum of $1,045, 342. Additionally, the landlord instituted a law suit against Star Multi Care Services, Inc. seeking to enforce a guaranty that the landlord alleged that Star had previously provided to the landlord at the initial term of the Miami Lakes lease. Star and Star of Florida have entered into a settlement agreement with the landlord for the sum of $300,000 which was paid in full as of May 31, 1999.

If our liability insurance is insufficient to cover liabilities resulting from claims arising from the conduct of our personnel, claims for negligence or wrongful acts could have a materially adverse effect on our financial condition.

      Star's employees and independent contractors routinely make decisions which can have significant medical consequences to the patients in their care. As a result, we are exposed to substantial liability in the event of negligence or wrongful acts of our personnel. The Company maintains medical professional liability insurance providing for coverage in a maximum amount of $1,000,000 per claim, subject to a limitation of $10,000,000 for all claims in any single year. In addition, Star requires that each independent contractor it refers to institutions for employment supply a certificate of insurance evidencing that such person maintains medical professional liability insurance providing for coverage of no less than $1,000,000 per claim. There can be no assurance, however, that we will be able to maintain our existing insurance at an acceptable cost or obtain additional insurance in the future, as required. There can be no assurance that Star's insurance will be sufficient to cover liabilities resulting from claims that may be brought in the future. A partially or completely uninsured claim, if successfully asserted and of significant magnitude, could have a material adverse effect on Star and its financial condition.

If we are unable to successfully complete an overhaul of our internal operations to comply with new regulatory and reimbursement rules, we may experience a decline in sales revenue.

            We are restructuring our internal operations in the area of information technology and personnel to comply with a variety of regulatory and reimbursement changes as well as internal and governmental audit findings. There can be no guarantee that the restructuring will be successful and that it will be implemented without losing key personnel and sales revenue.

      All field offices were placed on the same operating software for client intake, scheduling, personnel and clinical database management, billing and compliance. We chose an industry tested and respected product for front office operations that is compatible with future regulatory and accreditation requirements. This front office software product will transmit data to our Resource Center into one new accounting system, which collects all financial, accounting and general ledger data. If this computer system does not work as expected, this could have a material adverse impact upon Star's billing, case management and revenue which would result in a decline in our profitability.

If we are unable to operate efficiently with a reduced workforce, we may experience a material decline in results from operations.

      Star has modified or replaced its accounting, operational and clinical management teams to include known industry professionals with a variety of health care skills and expertise. This includes the Resource Center which is responsible for payroll, billing and collection activities for the organization which was restructured in its entirety by reducing staff by more than 40% as the result of automation and job description efficiencies, while simultaneously initiating new operational policies and procedures designed to insure accuracy and integrity in work processes. Failure to fully and/or properly integrate these personnel changes could have a material adverse impact upon Star's billing, case management and revenue.

If we are unable to attract or retain quality healthcare professionals, we will be unable to meet our customer needs.

            Our professional nurses and other health care personnel are also key to the continued provision of quality care to our patients. The possible inability to attract and retain qualified franchisees, skilled management and sufficient numbers of credentialed health care professionals and para-professionals could adversely affect our operations and quality of service.

             ----------------------------------------------------------

                             Risks Associated with
                      Our Internal Operations and Policies

             ----------------------------------------------------------

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon appreciation of the market price of your shares.

      We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Star Multi Care will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

Our computer systems and those of our customers and suppliers may not recognize the year 2000 which may affect our computer systems and disrupt our business.

      The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      We have believe that our internal computer systems are year 2000 compliant and will properly utilize dates beyond December 31, 1999. As such, we are compliant with the year 2000 issue. There can be no assurance, however, that year 2000 copliance problems will not be revealed in the future which could have a material adverse effect ou our business.

      We have contacted all of our significant suppliers and large customers to determine the possible effect on our operations of their inability or failure to remediate their own year 2000 issue. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our operations. If our customers are affected by year 2000 issues, they may be required to expend significant resources to modify or replace their existing systems. This could result in customers having reduced funds to purchase Star's products, and suppliers experiencing difficulties in producing or shipping key components to Star on a timely basis or at all.

      We noted no significant product or system failures or miscalculations related to the year 2000 issue on or around January 1, 2000.

      Our estimates of the cost of our year 2000 project are based on our best estimates, which we derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs and completion date of our year 2000 project could differ materially from our estimates due to the lack of availability and cost of personnel trained in this area, our ability to locate and correct all relevant computer codes, and similar uncertainties.

     ---------------------------------------------------------------------

           Risks Which May Dilute the Value of Your Star Multi Care
               Shares or Limit the Effect of Their Voting Power

     ---------------------------------------------------------------------

The price of our common stock is highly volatile.

      The price of our common stock is highly volatile. During the period from January 1, 1998 to February 16, 2000 the closing price of our common stock has ranged from a high of $17.25 to a low of $0.75. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; (3) changes in the home health care industry; and (4) general economic and market conditions.

We have 902,576 shares of our common stock reserved for future issuances which can dilute the value of your Star Multi Care common stock.

      We have outstanding convertible securities, options and warrants that are convertible into or exercisable for shares of common stock at discounts from future market prices of the common stock. Those discounts could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock.

         To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the Shaar Fund to convert its convertible preferred stock into greater amounts of common stock, the sales of which would further depress the stock price. See the sections entitled "Dilution" and "Description of Securities" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

      The significant downward pressure on the price of the common stock as the Shaar Funds converts and sell material amounts of common stock could encourage short sales by the selling stockholders or others. This could place further downward pressure on the price of the common stock.

      In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Star Multi Care.

If we cannot meet the NASDAQ SmallCap Market maintenance requirements, NASDAQ may delist the common stock which could negatively affect the price of the common stock and your ability to sell the common stock

      In the future, we may not be able to meet the listing maintenance requirements of the NASDAQ SmallCap Market and NASDAQ rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock.

      Although we currently comply with NASDAQ's listing maintenance requirements, it is possible we may not meet the requirements in the future. For example, the dilution resulting from the issuance of the convertible preferred stock discussed above and subsequent conversion and sale of common stock could have a substantial depressive effect on the common stock bid price causing it to decrease below $1.00. If we were no longer in compliance with NASDAQ rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the SmallCap market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

If NASDAQ delists our common stock brokers would need to comply with the penny stock regulations which could make it more difficult to sell your common stock

      In the event that our securities are not listed on the NASDAQ SmallCap Market, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      Although the Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, our common stock, albeit currently less than $5.00 per share, does not constitute penny stock because our common stock is quoted on NASDAQ and our net tangible assets currently exceed $2.0 million. If in the future our common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. These or other regulations in the future could negatively affect the market for these securities.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

      We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

      This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

       o Annual Report on Form 10-KSB for the fiscal year ended May 31, 1999;

       o Quarterly Reports on Form 10-QSB for the periods ended August 31, 1999 and November 30, 1999; and

       o The description of our common stock contained in the registration statement on Form S-4 filed on July 19, 1996, including all amendments or reports filed for the purpose of updating that description.

      You may request a copy of these filings, at no cost, by writing to us at 33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746, (516) 423-6689,
Attention: Stephen Sternbach.

      You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

      The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

      We will receive proceeds from the exercise, if any, of the warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

      We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

      As of February 23, 2000, we had issued and outstanding 1,778,130 shares of common stock. At that date, there were an additional 902,576 shares of common stock reserved for possible future issuances as follows:

      o options to purchase 487,642 shares at an exercise price between $2.775 and $7.0625 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

      o warrants to purchase 16,666 shares at a price of $5.175 per share. Of the 16,666 shares of common stock, 16,666 shares are covered by this prospectus and will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement; and

      o 398,268 shares issuable upon conversion of 575 shares of series A 8% preferred stock. Of the 398,268 shares of common stock, shares relate to the conversion of 575 shares of series A 8% preferred stock for which we have received conversion notices.
            Of the 398,268 shares of common stock, 398,268 shares are covered by this prospectus and will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement.

      During the terms of the outstanding options, warrants and the unit purchase option, we must give the holders the opportunity to profit from a rise in the market price of the common stock. The existence of the options, the warrants and the unit purchase option may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

Dilution Effects of the Conversion of Outstanding Preferred Stock

      The outstanding series A 8% preferred stock is convertible into common stock over time at the discretion of the holders. If the holders of this preferred stock were able to fully convert their shares into common stock on February 29, 2000 and elected to do so, approximately 174,078 additional shares of common stock would be issued. In addition, you should note the following:

      o The outstanding convertible series A 8% preferred securities are convertible at a floating rate based on the historical market price of the common stock. As a result, the lower the stock price preceding the time the holder converts, the more common shares the holder will receive upon conversion.

      o To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as the Shaar Funds convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others. This could place further downward pressure on the price of the common stock.

      o The conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred may ultimately convert and sell the full amount issuable upon conversion. In this regard, even though each selling stockholder may not covert its preferred stock into more than 4.99% of the then outstanding common stock, this restriction does not prevent a selling stockholder from converting and selling some of its holding and then converting the rest of its holdings. In this way, an individual selling stockholder could sell more than 4.99% of the outstanding common stock while never holding more than 4.99% of the outstanding common stock at a time.

                              SELLING STOCKHOLDERS

            This prospectus covers the resale by the selling stockholders of up to 398,268 shares of our common stock to be issued upon the conversion of our series A 8% preferred stock, which amount of shares is an estimate and is not a prediction of the actual number or shares of common stock we will issue upon conversion of the series A 8% preferred stock. This prospectus also covers the resale by the selling stockholders of up to 16,667 shares of our common stock issuable upon exercise of warrants issued in connection with the private placement of series E preferred stock.

            The following table lists certain information regarding the selling stockholders' ownership of shares of our common stock as of January 21, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."



                              Shares of        Percentage of        Shares of       ----------------
                             Common Stock      Common Stock           Common           Shares of
                             Owned Prior      Owned Prior to        Stock to be        Stock Owned
                             to Offering       the Offering            Sold          after Offering
                                                                                    ----------------
                                                                                     Number  Percent
-----------------------------------------------------------------------------------------------------




Shaar Fund, Ltd. (2)          14,687 (1)           *                429,622 (1)        0         *

Total                             14,687           *                429,622            0         *



      * Less than 1%

      (1) Under the terms of a registration statement between Star Multi Care and the Shaar Fund, we agreed to register 100% of the common stock issuable upon conversion of 575 shares of series A preferred stock and warrants to purchase 16,667 shares of common stock at $5.175 per share.

Description of Private Placement Transactions

Series A 8% Preferred Stock

      Shaar Fund, Ltd., the holder of the series A 8% preferred stock, acquired its shares in a private placement transaction entered into on April 30, 1999. The series A 8% preferred stock have the material rights and obligations discussed below and under the section entitled "Description of Securities." We have previously filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

      Securities purchase agreement

      On April 30, 1999, Star completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share to the Shaar Fund, Ltd. ("Shaar"), providing Star net proceeds, after fees and expenses, of $500,000. After sixty days, the preferred stock may be converted to common stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of Star's common stock discounted from 10% to 30%, such discount increasing with the passage of time The preferred stock pays an 8% dividend payable quarterly that may be converted into common stock at the option of Star. Shaar also received a Common Stock Purchase Warrant for the right to purchase 16,667 common stock shares of Star at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. The common stock to be issued upon conversion of preferred stock, the common stock to be issued upon exercise of warrant, and common stock issued for payment of preferred stock dividend shall be registered by Star under the Securities Act of 1933. By using the closing price of Star's common stock on March 9, 2000 of $6.50, to calculate the number of common stock share that may need to be issued should Shaar convert all of its preferred stock, the preferred stock may be converted into 126,374 shares of common stock.

      Registration rights agreement

      In connection with our sale of series A 8% preferred stock, we agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the series A 8% preferred stock and exercise of the warrants by May 30, 1999 and cause the registration statement to be declared effective by the SEC by October 28, 1999.

      [As long as the registration statement is not declared effective after October 28, 1999, we would have to pay to the holders liquidated damages equal to 2.0% of the total purchase price for the first 30 day period after October 28, 1999 until the registration statement has been declared effective and 2% of the purchase price paid by all investors for all shares of series A 8% preferred stock purchased and then outstanding for each subsequent 30 day period until the registration statement was declared effective. In no event, however, shall liquidated damages be less than $25,000.]

      Warrants

      We also issued warrants to purchase 16,667 shares of our common stock to the purchasers of the series A 8% preferred stock. The warrants are exercisable at $1.725. All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions. Therefore, as a result of a one for three reverse stock split, we have warrants to purchase 16,667 shares of common stock outstanding.

                            DESCRIPTION OF SECURITIES

      The authorized capital stock of Star consists of 5,000,000 shares of common stock $.001 par value per share. On December 10, 1999, there were issued and outstanding 1,778,130 shares of common stock. Additionally, Star has authorized 5,000,000 shares of preferred stock $1.00 par value per share. The Company has authorized 600 shares of series A 8% preferred stock. On December 13, 1999, there were issued and outstanding 575 shares of the series A 8% preferred stock. The holders of the series A 8% preferred stock have no voting power, except as otherwise provided by the New York Business Corporation Law ("NYBCL"), and in Article 7 and Article 8 of Article Fifth of Star's Certificate of Incorporation.

Series A 8% Preferred Stock

      On April 30, 1999, Star completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share to the Shaar Fund, Ltd., providing Star net proceeds, after fees and expenses, of $500,000. After sixty days, the preferred stock may be converted to common stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of Star's common stock discounted from 10% to 30%, such discount increasing with the passage of time, as set forth below on Schedule I. Under the terms of the Registration Rights Agreement regarding the sale of the preferred stock, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the preferred stock. The registration statement must become effective within 150 days. The method of conversion of the preferred stock to common stock is set forth above under "Selling Shareholders".

      NASDAQ Marketplace Rules require that a company obtain shareholder approval prior to the sale of common stock, or stock convertible into common stock that would represent twenty percent or more of the voting control of the company. The sale of the preferred stock did not require shareholder approval, as Article Fifth of Star's Certificate of Incorporation that sets forth the designations, rights and preferences of the preferred stock specifically limits the conversion of the preferred stock into common, should such conversion result in the holders acquiring more than 19.99% of the voting control of Star.

                                   Schedule I

                                Conversion Rates

      As used in this Schedule I, "Closing Bid Price" means the closing bid price for the common stock, par value $.001 per share, as reported by the National Association of Securities Dealers NASDAQ Stock Market (or any other exchange or over-the-counter market upon which the common stock is admitted and listed for trading) for any trading day.

   Days after Funding Date                          Price


            60-90 90% of the lowest Closing Bid Price for the 10 day period prior to conversion

            91-120 85% of the lowest Closing Bid Price for the 13 day period prior to conversion

           121-150 82.5% of the lowest Closing Bid Price for the 15 day period prior to conversion

           151-180 80% of the lowest Closing Bid Price for the 17 day period prior to conversion

           181-210 77.5% of the lowest Closing Bid Price for the 19 day period prior to conversion

           211-240 75% of the lowest Closing Bid Price for the 22 day period prior to conversion

           241-270 72.5% of the lowest Closing Bid Price for the 25 day period prior to conversion

        271- maturity          70% of the lowest Closing Bid Price for the 28
                               day period prior to conversion


Warrant Shares

The investor purchasing the preferred stock discussed above, also received a Common Stock Purchase Warrant for the right to purchase 16,667 common stock shares of Star at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. Under the terms of the Registration Rights Agreement regarding the sale of the preferred stock and the issuance of the warrant, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the preferred stock. The registration statement must become effective within 150 days.

Dividend Shares

The preferred stock pays an 8% dividend payable quarterly that may be converted into common stock at the option of Star. Under the terms of the Registration Rights Agreement regarding the sale of the preferred stock and the issuance of the warrant, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the preferred stock. The registration statement must become effective within 150 days.

Transfer Agent and Registrar

      Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock and the redeemable warrants.

                              PLAN OF DISTRIBUTION

      The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     o on any U.S. securities exchange on which our common stock may be listed at the time of sale
     o      in the over-the-counter market
     o      in privately negotiated transactions
     o      in connection with short sales; or
     o      in a combination of any of the above transactions.

      The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

      The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

      o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

      o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

      The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

      We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

      o may not engage in any stabilization activity in connection with our securities;
      o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
      o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

      In the purchase agreements and warrants we executed in connection with the transactions with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 722 of the New York Business Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under New York law.

      Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under New York law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

      We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     In connection with this registration statement, the validity of the shares being registered will be passed upon for Star by Muenz & Meritz, P.C., Dix Hills, New York.

                                     EXPERTS

     The consolidated balance sheet of Star as of May 31, 1999 and the consolidated statement of operations, stockholder's equity and cash flows for each of the three years for the periods ended December 31, 1999, 1998 and 1997, incorporated by reference in this prospectus from Star's Annual Report on Form 10-K for the period ended May 31, 1999, have been incorporated herein in reliance on the report of Holtz Rubenstein & Co., LLP given on the authority of that firm as experts in accounting and auditing.

========================================  =====================================









     We have not authorized any
dealer, salesperson or any other                         429,622
person to give any information or to             SHARES OF COMMON STOCK
represent anything not contained in
this prospectus.  You must not rely on
any unauthorized information.  This
prospectus does not offer to sell or
buy any shares in any jurisdiction
where it is unlawful.  The information
in this prospectus is current as of            STAR MULTI CARE CORPORATION
_________________, 2000.




           TABLE OF CONTENTS

                                 Page

Risk Factors........................2
Where You Can Find More
     Information About Us..........12
Use of Proceeds....................13
Dilution...........................13
Selling Stockholders ..............14
Description of Securities..........17                 ------------
Plan of Distribution ..............19                  PROSPECTUS
Indemnification for Securities                        ------------
     Act Liabilities...............21
Legal Matters......................21
Experts ...........................21

                                              ________________________, 2000







========================================  =====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

             Filing fee for registration statement.............$   255.00
             Legal fees and expenses...........................$10,000.00
             Accounting expenses...............................$ 2,000.00
             Printing and Publications  .......................$   500.00
                                                               ----------
             Total.............................................$12,755.00
                                                               ==========

      ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under the New York State Business Corporation Law (the "NYBCL"), indemnification of directors and officers may be provided to whatever extent shall be authorized by a corporation's certificate of incorporation or a by-law or vote adopted by the shareholders. However, the NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. The NYBCL provides that no indemnification of directors in shareholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision. The STAR By-laws currently provide for indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by the NYBCL

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

NUMBER            DESCRIPTION OF EXHIBIT


        2.  (a)         Agreement and Plan of Merger Among Star Multi
                        Care Services, Inc., EFCC Acquisition Corp. and
                        EXTENDED FAMILY CARE CORPORATION, dated as of January
                        3, 1997.   Incorporated by reference to Exhibit 2(a)
                        to the Company's Registration Statement on Form S-4
                        dated July 29, 1997 (Registration No. 333-32171).
            (b)         First Amendment to Agreement and Plan of Merger among
                        the Company, EFCC Acquisition Corp. and Extended
                        Family Care Corporation, dated as of April 6, 1997.
                        Incorporated by reference to Exhibit 2(a) to the
                        Company's Registration Statement on Form S-4 dated
                        July 29, 1997 (Registration No. 333-32171).
        3.  (a)   *     The Company's Certificate of Incorporation
                        filed April 25, 1961.
            (b)   *     The Company's Certificate of Amendment to Certificate
                        of Incorporation filed February 22, 1989.
            (c)   *     The Company's Certificate of Amendment to Certificate
                        of Incorporation filed December 4, 1990.
            (d)         The Company's Certificate of Amendment to Certificate of
                        Incorporation filed February 3, 1994. (Incorporated by
                        reference to Exhibit 3 (d) to the Company's Annual
                        Report on Form 10-KSB for the fiscal year ended May 31,
                        1994.)
            (e)         The Company's Certificate of Change filed March 2, 1995.
                        (Incorporated by reference to Exhibit 3(e) to the
                        Company's Annual Report on Form 10-KSB for the fiscal
                        year ended May 31, 1995.)
            (f)         The Company's By-Laws, as amended on November 18, 1992
                        and September 13, 1993. (Incorporated by reference to
                        Exhibit 3 (e) to the Company's Annual Report on Form
                        10-KSB for the fiscal year ended May 31, 1994.)
            (g)         Amendment to the Certificate of Incorporation filed
                        on April 28, 1999.
            (h)         Amendment to the Certificate of Incorporation filed
                        February 14, 2000.
      4.1               Registration Rights Agreement between the Company and
                        the Shaar Fund Ltd. dated April 26, 1999.
      5.1               Legal opinion of Muenz & Meritz, P.C.
        9.  (a)         Sternbach Proxy
            (b)         Voting Trust Agreement dated as of June 20, 1996 by and
                        among EFCC, Coss, Arbor, the Voting Trustee of the
                        Issuer and Kaufman.
      10.   (a)   *     Form of Indemnification Agreement between the Company
                        and Stephen Sternbach.
            (b)         Employment Agreement, dated as of December 3, 1995
                        between the Company and Stephen Sternbach. (Incorporated by reference to

                        Exhibit 10.(x) to the Company's Quarterly Report on Form
                        10-QSB for the quarterly period ended February 29,
                        1996.)
            (c)   *     The Company's 1991 Incentive Stock Option Plan
            (d)         The Company's 1992 Incentive Stock Option Plan (as
                        amended and restated September 13, 1993). (Incorporated
                        by reference to Exhibit 10 (h) to the Company's Annual
                        Report on Form 10-KSB for the fiscal year ended May 31,
                        1994.)
            (e)         Amendment No. 1 to the Company's 1992 Stock Option
                        Plan.  (Incorporated by reference to Exhibit 10.(z)
                        to the Company's Quarterly Report on Form 10-QSB for
                        the quarterly period ended February 29, 1996.)
            (f)         The Company's Employee Stock Purchase Plan, as amended
                        on December 15, 1995. (Incorporated by reference to
                        Exhibit 10.(y) to the Company's Quarterly Report on Form
                        10-QSB for the quarterly period ended February 26,
                        1996.)
            (g)         Form of Incentive Stock Option Contract (Incorporated by
                        reference to Exhibit 10(j) to the Company's Annual
                        Report on Form 10-K for the fiscal year ended May 31,
                        1993.)
            (h)   *     Agreement relating to purchase of the Company among
                        Stephen Sternbach, Renee the Company and Leonard
                        Taubenblatt dated December 31, 1986.
            (i)   *     New York State Department of Consumer Affairs
                        Employment Agency License.
            (j)   *     New York State Health Department Home Care License.
            (k)   *     New Jersey Employment agency License.
            (l)         Form of Indemnification Agreement between the Company
                        and directors and officers. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form
                        10-K for the fiscal year ended May 31, 1992.)
            (m)         Asset Purchase Agreement dated as of November 1, 1991
                        by and among Unity Care Services, Inc., Unity
                        Healthcare Holding Company, Inc. and the Company.
                        (Incorporated by reference to Exhibit 10 (l) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)
            (n)         Asset Purchase Agreement dated January 30, 1992 by
                        and among Unity Healthcare Holding Company, Inc.,
                        Unity Care Services, Inc. and the Company.
                        (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 26,
                        1992.)
            (o)         Asset Purchase Agreement dated January 30, 1992 by
                        and between Unity Home Care of Florida, Inc. and the Company. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May
                        26, 1992.)
            (p)         Employment Agreement dated February 15, 1990, between
                        Alan Spector and the Company, as assignee of Unity Home
                        Care of Florida, Inc. (Incorporated by reference to Exhibit 10(o) to the

                        Company's Annual Report on Form 10-K for the fiscal year
                        ended May 31, 1992.)
            (q)         Asset Purchase Agreement dated November 8, 1993 by
                        and between DSI Health Care Services, Inc. and Star
                        Multi Care Services of Long Island, Inc., a wholly
                        owned subsidiary of the Company.  (Incorporated by
                        reference to Exhibit 10.1  to the Company's Current
                        Report on Form 8-K dated November 22, 1993.)
            (r)         Asset Purchase Agreement dated as of January 6, 1995, as
                        amended, by and between Long Island Nursing Registry,
                        Inc. and the Company. (Incorporated by reference to
                        Exhibit 21 to the Company's Current Report on Form 8-K
                        dated May 19, 1995.)
            (s)         (s) Employment Agreement dated May 19, 1995 by and
                        between the Company and Gregory Turchan. (Incorporated
                        by reference to Exhibit 99.1 to the Company's Current
                        Report on Form 8-K dated May 19, 1995.)
            (t)         Loan Agreement dated November 1, 1995 by and between the
                        Company and Chase Manhattan Bank, N.A. (Incorporated by
                        reference to Exhibit 10.(w) to the Company's Quarterly
                        Report on Form 10-QSB for the quarterly period ended
                        November 30, 1995.)
            (u)         Lease dated December 7, 1998 between Lighthouse
                        Hicksville Limited Partnership, a New York limited
                        partnership, and Star Multi Care Services, Inc., a
                        Delaware corporation, for the Company's office space in
                        Hicksville incorporated to the Company's Form 10-Q for
                        period ended November 30, 1998 as Exhibit 10.1 therein.
            (v)         Securities Purchase Agreement between the Company and
                        the Shaar Fund, Ltd. dated April 26, 1999 filed as
                        Exhibit 10(v) in Form S-3/Amendment 2 filed December 14,
                        1999 filed as Exhibit 10(w) n Form S-3/Amendment 2 filed
                        December 14, 1999.
            (w)         Common Stock Purchase Warrant issued to the Shaar
                        Fund, Ltd pursuant to the Securities Purchase
                        Agreement between the Company and the Shaar Fund,
                        Ltd. dated April 26, 1999
      16.   (a)         Letter dated April 25, 1995, as amended, from
                        Deloitte & Touche LLP to the Securities and Exchange
                        Commission. (Incorporated by reference to EFCC's
                        Current Report on Form 8-K/A dated March 21, 1995.)
      21.               List of subsidiaries.
      23.   (a)         Consent of Holtz Rubenstein & Co., LLP.
            (b)         Consent of Ernst & Young LLP.
            (c)         Consent of Muenz & Meritz, P.C. included in Exhibit
                        5.1.


----------------------
* Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991. (Registration No. 33-39697-NY)



ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

      The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Station, the State of New York on February 23, 2000.

                                    STAR MULTI CARE CORPORATION

                                    By:    /s/ Stephen Sternbach
                                          -----------------------------
                                          Stephen Sternbach
                                          Chairman of the Board, President and
                                          Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on February 23, 2000.

/s/ Stephen Sternbach                    Chairman of the Board,
--------------------------------
Stephen Sternbach                        President and Chief Executive Officer


/s/ John P. Innes II                     Director
--------------------------------
John P. Innes II


/s/ Matthew Solof                        Director
--------------------------------
Matthew Solof

/s/ Charles Berdan                       Director
--------------------------------
Charles Berdan

/s/ Gary L. Weinberger                   Director
--------------------------------
Gary L. Weinberger

/s/ Gregory Turchan                      Senior Vice President, Chief Operating
--------------------------------         Officer and Director
Gregory Turchan

                                 SECURITIES AND

                                    EXCHANGE

                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                         EXHIBITS TO AMENDMENT NO. 4 TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







                           STAR MULTI CARE CORPORATION

                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                January 27, 2000

NUMBER      DESCRIPTION OF EXHIBIT



        2.  (a)         Agreement and Plan of Merger Among Star Multi
                        Care Services, Inc., EFCC Acquisition Corp. and
                        EXTENDED FAMILY CARE CORPORATION, dated as of January
                        3, 1997.   Incorporated by reference to Exhibit 2(a)
                        to the Company's Registration Statement on Form S-4
                        dated July 29, 1997 (Registration No. 333-32171).
            (b)         First Amendment to Agreement and Plan of Merger among
                        the Company, EFCC Acquisition Corp. and Extended
                        Family Care Corporation, dated as of April 6, 1997.
                        Incorporated by reference to Exhibit 2(a) to the
                        Company's Registration Statement on Form S-4 dated
                        July 29, 1997 (Registration No. 333-32171).
        3.  (a)   *     The Company's Certificate of Incorporation
                        filed April 25, 1961.
            (b)   *     The Company's Certificate of Amendment to Certificate
                         of Incorporation filed February 22, 1989.
            (c)   *     The Company's Certificate of Amendment to Certificate
                        of Incorporation filed December 4, 1990.
            (d)         The Company's Certificate of Amendment to Certificate of
                        Incorporation filed February 3, 1994. (Incorporated by
                        reference to Exhibit 3 (d) to the Company's Annual
                        Report on Form 10-KSB for the fiscal year ended May 31,
                        1994.)
            (e)         The Company's Certificate of Change filed March 2, 1995.
                        (Incorporated by reference to Exhibit 3(e) to the
                        Company's Annual Report on Form 10-KSB for the fiscal
                        year ended May 31, 1995.)
            (f)         The Company's By-Laws, as amended on November 18, 1992
                        and September 13, 1993. (Incorporated by reference to
                        Exhibit 3 (e) to the Company's Annual Report on Form
                        10-KSB for the fiscal year ended May 31, 1994.)
            (g)         Amendment to the Certificate of Incorporation filed
                        on April 28, 1999.
            (h)         Amendment to the Certificate of Incorporation filed
                        on February 14, 2000.
      4.1               Registration Rights Agreement between the Company and
                        the Shaar Fund Ltd. dated April 26, 1999.
      5.1               Legal opinion of Muenz & Meritz, P.C.
        9.  (a)         Sternbach Proxy
            (b)         Voting Trust Agreement dated as of June 20, 1996 by and
                        among EFCC, Coss, Arbor, the Voting Trustee of the
                        Issuer and Kaufman.
      10.   (a)   *     Form of Indemnification Agreement between the Company
                        and Stephen Sternbach.
            (b)         Employment Agreement, dated as of December 3, 1995
                        between the Company and Stephen Sternbach. (Incorporated by reference to

                        Exhibit 10.(x) to the Company's Quarterly Report on Form
                        10-QSB for the quarterly period ended February 29,
                        1996.)
            (c)   *     The Company's 1991 Incentive Stock Option Plan
            (d)         The Company's 1992 Incentive Stock Option Plan (as
                        amended and restated September 13, 1993). (Incorporated
                        by reference to Exhibit 10 (h) to the Company's Annual
                        Report on Form 10-KSB for the fiscal year ended May 31,
                        1994.)
            (e)         Amendment No. 1 to the Company's 1992 Stock Option
                        Plan.  (Incorporated by reference to Exhibit 10.(z)
                        to the Company's Quarterly Report on Form 10-QSB for
                        the quarterly period ended February 29, 1996.)
            (f)         The Company's Employee Stock Purchase Plan, as amended
                        on December 15, 1995. (Incorporated by reference to
                        Exhibit 10.(y) to the Company's Quarterly Report on Form
                        10-QSB for the quarterly period ended February 26,
                        1996.)
            (g)         Form of Incentive Stock Option Contract (Incorporated by
                        reference to Exhibit 10(j) to the Company's Annual
                        Report on Form 10-K for the fiscal year ended May 31,
                        1993.)
            (h)   *     Agreement relating to purchase of the Company among
                        Stephen Sternbach, Renee the Company and Leonard
                        Taubenblatt dated December 31, 1986.
            (i)   *     New York State Department of Consumer Affairs
                        Employment Agency License.
            (j)   *     New York State Health Department Home Care License.
            (k)   *     New Jersey Employment agency License.
            (l)         Form of Indemnification Agreement between the Company
                        and directors and officers. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form
                        10-K for the fiscal year ended May 31, 1992.)
            (m)         Asset Purchase Agreement dated as of November 1, 1991
                        by and among Unity Care Services, Inc., Unity
                        Healthcare Holding Company, Inc. and the Company.
                        (Incorporated by reference to Exhibit 10 (l) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)
            (n)         Asset Purchase Agreement dated January 30, 1992 by
                        and among Unity Healthcare Holding Company, Inc.,
                        Unity Care Services, Inc. and the Company.
                        (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 26,
                        1992.)
            (o)         Asset Purchase Agreement dated January 30, 1992 by
                        and between Unity Home Care of Florida, Inc. and the Company. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May
                        26, 1992.)
            (p)         Employment Agreement dated February 15, 1990, between
                        Alan Spector and the Company, as assignee of Unity Home
                        Care of Florida, Inc. (Incorporated by reference to Exhibit 10(o) to the

                        Company's Annual Report on Form 10-K for the fiscal year
                        ended May 31, 1992.)
            (q)         Asset Purchase Agreement dated November 8, 1993 by
                        and between DSI Health Care Services, Inc. and Star
                        Multi Care Services of Long Island, Inc., a wholly
                        owned subsidiary of the Company.  (Incorporated by
                        reference to Exhibit 10.1  to the Company's Current
                        Report on Form 8-K dated November 22, 1993.)
            (r)         Asset Purchase Agreement dated as of January 6, 1995, as
                        amended, by and between Long Island Nursing Registry,
                        Inc. and the Company. (Incorporated by reference to
                        Exhibit 21 to the Company's Current Report on Form 8-K
                        dated May 19, 1995.)
            (s)         Employment Agreement dated May 19, 1995 by and between
                        the Company and Gregory Turchan. (Incorporated by
                        reference to Exhibit 99.1 to the Company's Current
                        Report on Form 8-K dated May 19, 1995.)
            (t)         Loan Agreement dated November 1, 1995 by and between the
                        Company and Chase Manhattan Bank, N.A. (Incorporated by
                        reference to Exhibit 10.(w) to the Company's Quarterly
                        Report on Form 10-QSB for the quarterly period ended
                        November 30, 1995.)
            (1)         Lease dated December 7, 1998 between Lighthouse
                        Hicksville Limited Partnership, a New York limited
                        partnership, and Star Multi Care Services, Inc., a
                        Delaware corporation, for the Company's office space in
                        Hicksville incorporated to the Company's Form 10-Q for
                        period ended November 30, 1998 as Exhibit 10.1 therein.
            (v)         Securities Purchase Agreement between the Company and
                        the Shaar Fund, Ltd. dated April 26, 1999.
      16.   (a)         Letter dated April 25, 1995, as amended, from
                        Deloitte & Touche LLP to the Securities and Exchange
                        Commission. (Incorporated by reference to EFCC's
                        Current Report on Form 8-K/A dated March 21, 1995.)
      21.               List of subsidiaries.
      23.   (a)         Consent of Holtz Rubenstein & Co., LLP.
            (b)         Consent of Ernst & Young LLP.
            (c)         Consent of Muenz & Meritz, P.C. included in Exhibit
                        5.1.


---------------------
   * Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991. (Registration No. 33-39697-NY)